EXHIBIT 99.2

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. COMPLETES SALE OF U.K. PROPERTY AND LAUNCHES ACQUISITION SEARCH

Middletown, Rhode Island, June 16, 2004 — BNS Co. (OTCBB:BNSXA) announced today that it has completed the sale of the company’s U.K. assets, consisting of approximately 86.5 acres of land currently operated as a landfill near Heathrow Airport, for an aggregate of 5.5 million British Pounds. A portion of the sales price has been placed in escrow pending resolution of certain U.K. Tax Issues, and there will be a post closing adjustment for the net working capital of the company’s U.K. Subsidiary. The terms of the sale are fully described in the company’s Proxy Statement filed with the SEC prior to its June 11 Annual Meeting, at which the shareholders approved the sale.

Following the June 11 Annual Meeting, the company’s Board of Directors met to review strategic alternatives for the company and agreed that continuing as a going concern was the best course available. The board then authorized management to launch a search for a suitable acquisition candidate. After the sale of the U.K. assets and the 2003 sale of the company’s Rhode Island property, the company now has in excess of $20 million in cash, most of which is unrestricted, and has no debt.

“The acquisition of an operating business will allow us to preserve the use of the company’s approximately $45 million in net operating loss carry-forwards to offset otherwise taxable earnings,” said Michael Warren, the company’s President and CEO. “It may also give us time to continue effectively resolving, through settlement or dismissal, the company’s contingent product liability claims. It seems clear to us that if we cannot safely make significant cash distributions to shareholders in a liquidation scenario now, then a reasonable course of action would be to put that cash to work through some form of investment or acquisition, with the prospect of distributions in the future.”

BNS Co., formerly known as Brown & Sharpe Manufacturing Company, is a Rhode Island icon and one of the oldest corporations in America. The company was established in 1833, just seven years after the death of Thomas Jefferson and John Adams. It played a significant role in the industrial revolution as an innovative manufacturer of machine tools and precision measurement instruments. It has been in continuous operation since then but in recent years has been gradually selling its operating units.

“I find it somewhat ironic that after a concerted effort to liquidate and dissolve, BNS Co., the successor entity that can trace its roots all the way back to the original business, may find itself back in a real operating business,” commented Kenneth Kermes, Chairman of the Board of Directors and former CEO. “The company has a lot to bring to the table in an acquisition, including a seasoned board, public company infrastructure, significant tax shelters and, with the exception of the contingent discontinued product claims, a clean balance sheet.”

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the company. Additional information regarding these risk factors and uncertainties is described more fully in the company’s SEC filings. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The company does not maintain a web site.

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